MSGI SECURITY SOLUTIONS ACQUIRES REMAINING 49% INTEREST IN FUTURE DEVELOPMENTS
                                    AMERICA


New York, New York, July 7, 2005 - MSGI Security Solutions, Inc. (Nasdaq: MSGI) today announced that it has acquired the remaining 49% interest in Future Developments America, Inc. (FDA) thereby giving MSGI sole ownership. The purchase of the remaining interest in FDA will be financed through an earn-out based on actual sales generated by the wholly-owned subsidiary.

MSGI has also fully satisfied its previous funding obligation to FDA. The covert Shadowbox transmitter has completed its development cycle and has recently concluded a long military testing process with highly favorable results. The product is now available for use by all Federal State and local law enforcement agencies, and MSGI plans to begin sales and marketing efforts to existing clients and pre-qualified prospects immediately.


About MSGI
MSGI Security Solutions, Inc. (Nasdaq: MSGI) is an international proprietary solutions provider developing a combination of innovative emerging businesses that leverage information and technology. MSGI is principally focused on the homeland security, public safety and law-enforcement services industry. The Company is headquartered in New York City, and has regional offices in Washington DC; and Milan, Italy. MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet current and emerging market needs.

The Company is currently comprised of three operating companies and a significant unconsolidated investment which collectively deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships in the United States and Europe. More information on MSGI is available on the Company's website at: http://www.msgisecurity.com.



                                      * * *